Exhibit 99.1

Flexsteel Appoints William S. Creekmuir to its Board of Directors

DUBUQUE, Iowa (January 10, 2019) – Flexsteel Industries, Inc. (the “Company”) (NASDAQ: FLXS), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today announced the appointment of William S. (Bill) Creekmuir as an independent director of the Company. Mr. Creekmuir has over 30 years of experience in the home furnishings industry and currently serves as President of Atlanta-based Pinnacle Search Partners, a global executive search firm. Mr. Creekmuir’s appointment expands Flexsteel’s Board of Directors to nine members and he will serve on the Board’s Audit and Ethics committee and Nominating and Governance committee.

“We feel very fortunate to have Bill join our Board of Directors and look forward to benefitting from his many years of leadership in the home furnishings industry and his experience as a board member of several public and private enterprises,” said Flexsteel Chairman Thomas M. Levine. “Bill’s industry knowledge and financial expertise as former Chief Financial Officer at Simmons Bedding Company and former CFO at publicly-traded LADD Furniture will contribute valuable insight as we continue to execute our strategy for growth and value creation.”

Flexsteel CEO Jerry Dittmer added, “As the recently appointed Chief Executive Officer and a new board member, I want to enthusiastically welcome Bill Creekmuir to our Board of Directors. His background and experience ideally complement the strength and expertise of our board members and I am confident that their combined guidance will be invaluable to me and our entire leadership team.”

“I have been a long-time admirer of Flexsteel’s innovative products and customer-centric culture and I am honored to join its Board,” said Bill Creekmuir. “In addition to my financial background and home furnishings industry experience, I believe my experience in executive search will be beneficial in helping to evaluate potential additions to the Flexsteel team as the Company further deepens its bench of talented management to position itself for future growth.”

Professional Background of William S. Creekmuir

William S. “Bill” Creekmuir is the President of Atlanta, Georgia-based Pinnacle Search Partners, a global executive search firm. Prior to shifting to executive search, Bill was the EVP and Chief Financial Officer of private equity-owned Simmons Bedding Company in Atlanta, Georgia from 2000 to 2011 and was the EVP and Chief Financial Officer of publicly-traded LADD Furniture in Greensboro, North Carolina from 1992 to 2000. His earlier years were spent with KPMG, where he was named Partner and held responsibilities in both the United States and Ireland. Bill is a member of the Board of Directors and Audit Committee Chair of publicly-traded Party City. He also has served on a number of private company Advisory Boards as well as boards of several not for profit organizations. Bill is a graduate of The University of North Carolina at Chapel Hill and a Certified Public Accountant.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 is celebrating its 125th anniversary of the Company’s founding in 1893. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel Spring™ – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, hotel, healthcare, recreational vehicle, marine and office, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, product recalls, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

INVESTOR CONTACT:

Donni Case, Financial Profiles          310.622.8224

Allyson Pooley, Financial Profiles       310.622.8230

FLXS@finprofiles.com

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